Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC SELLS SEED COATING BUSINESS AND PARTNERS WITH INCOTEC TO GAIN GLOBAL ACCESS FOR LANDEC AGRICULTURE SEED COATING TECHNOLOGY

MENLO PARK, CA – June 26, 2012 -- Landec Corporation (Nasdaq:LNDC), a company that develops and markets patented products for food, agricultural and biomedical applications, announced today that it has entered into three agreements with INCOTEC® Coating and Seed Technology Companies, a leading provider of seed and coating technology products and services to the seed industry. The partnership provides Landec access to growing global markets for its polymer technology and enables Landec to exit the day-to-day operations of its agricultural seed coating business.  These agreements enable Landec to focus on developing new polymer formulations for an agricultural market increasingly dependent on seed coating technology and to leverage INCOTEC’s global presence in the seed treatment markets.

In the first agreement, Landec sold its seed subsidiary, Landec Ag LLC, to INCOTEC Holding North America, Inc.  Landec Ag was sold to INCOTEC for $600,000, which will result in a gain of approximately $400,000.

In the second agreement, Landec entered into a seven-year exclusive technology license and polymer supply agreement with INCOTEC Field Crops North America LLC for the use of Landec’s Intellicoat® polymer seed coating technology for male inbred corn which is sold under the Pollinator Plus® label.  This license does not include the use of Intellicoat for the controlled release of an active ingredient for agricultural applications which will be retained by Landec.  Landec will be the exclusive supplier of Pollinator Plus polymer to INCOTEC during the term of the license agreement and Landec will receive a royalty equal to 20% of the revenues realized by INCOTEC from the sale of or sublicense of Pollinator Plus coatings during the first four years of the agreement and 10% for the last three years of the agreement.

In the third agreement, Landec entered into a five-year exclusive technology license and polymer supply agreement with INCOTEC HOLDINGS B.V. for the joint development of new polymer and unique coatings for use in seed treatment formulations.  In this agreement Landec will receive a value share which will be mutually agreed to by both parties prior to each application being developed.

Gary Steele, Landec’s Chairman and CEO, stated, “These agreements with INCOTEC allow Landec to focus on its two core businesses, food products and biomedical materials, while capitalizing on our Intelimer® polymer technology for agricultural applications by leveraging INCOTEC’s existing global distribution channels.  Landec will retain all rights to its controlled release technology for agriculture.  INCOTEC has worldwide operations and is rapidly growing its North American operations for supplying seed treatment formulations to major seed companies.  Landec Ag’s facility and operations in Oxford, Indiana will now be operated by INCOTEC and Landec will provide polymer supply and R&D support from our Menlo Park, California location.  We are very pleased to be working with INCOTEC, a market leader in seed coating formulations.”

About INCOTEC

INCOTEC was founded in 1968 and has been an independent company since 2002. INCOTEC®'s Coating and Seed Technology Companies around the world provide products and services for seed coating, pelleting, seed enhancement and analytical services for genetic analysis and quality inspection. INCOTEC Group contributes significantly to the development of sustainable agriculture worldwide by providing key solutions in the four business areas, vegetables, field crops, ornamentals and analytical services. INCOTEC’s headquarters are in the Netherlands and there are INCOTEC facilities in the USA, the Netherlands, Spain, France, Italy, Sweden, Brazil, Japan, India, Australia, China and South Africa. For more information see www.incotec.com

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food, agricultural and biomedical markets. Landec has two proprietary polymer technology platforms: Intelimer Polymers® and Sodium Hyaluronate (“NaHy”) that are the foundation for its business. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables by combining Landec’s proprietary food packaging technology, the strength of two major national brands Eat Smart® and GreenLine®, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. Landec’s Licensing Partnerships work closely with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.